Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


Contact:  336-436-4855 Pamela Sherry
Shareholder Direct:  800-LAB-0401
                     www.labcorp.com


LABCORP-REGISTERED TRADEMARK- PRESENTS HIV STUDY SUGGESTING FREQUENTLY MONITORED PATIENTS SHOW BETTER SUPPRESSION OF HIV VIRAL LOAD

LABCORP-REGISTERED TRADEMARK- RELEASES THE LATEST TRENDS ON HIV VIRAL LOAD TO BE PRESENTED AT THE INTERSCIENCE CONFERENCE ON ANTIMICROBIAL AGENTS AND CHEMOTHERAPY


BURLINGTON, N.C., September 19, 2000 - Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE: LH), the nation's leading provider of HIV tests, today presented its latest findings on HIV viral load trends in the United States at the Interscience Conference on Antimicrobial Agents and Chemotherapy
(ICAAC) in Toronto, Canada.   HIV viral load is a measure of the amount
of virus in a patient's blood. One of the conclusions reached from this ongoing study was that patients who were more frequently monitored had greater suppression of HIV viral load. This supports the belief that frequent blood monitoring and associated adjustments in therapy lead to more accurate intervention by treating physicians. The study was a collaborative effort with the University of North Carolina's Center for AIDS Research and the School of Public Health's Biostatistics Department.

LabCorp examined over 600,000 test results based on the patients' age, sex, race, geography, and frequency of monitoring and found the following trends: (1) the number of patients with undetectable viral load has risen dramatically from 9% in 1996 to 44% by the end of 1999,
(2) patients with lower initial viral loads were more likely to have suppressed viral loads, (3) viral rebound occurred in more than half the patients within a year, (4) male patients, older patients or patients from the Western US were more likely to have an undetectable viral load, and (5) pediatric patients had the highest initial viral loads and were least likely to have suppressed viral loads.

"The results from this study will provide HIV researchers and care providers a clearer understanding of the factors associated with greater suppression of HIV viral load," said Dr. Hawazin Faruki, LabCorp's Vice President of Operations for the Center for Molecular Biology and Pathology and the lead author of the study. "With the breadth and depth of information inherent in LabCorp's database, we will be able to look at these trends in the treatment of HIV around the country on a scale previously unavailable to researchers." LabCorp expects the value of the HIV database to manifest itself throughout the coming year as its researchers begin to leverage the information to aid other researchers across the entire life sciences community, from basic research to pharmaceutical development.

The results from this study are based on one of the largest samples of HIV viral load tests ever taken. LabCorp's proprietary database, dating back to 1996, contains 601,352 serially monitored patient HIV viral load records, including 41,536 patients with four or more results. The 601,352 test records were examined to obtain information about viral load measurement trends over time based on age, sex, geography, and other factors. The study examined 286,873 patient records closely to answer questions about average time intervals for changes to undetectable viral load or average time intervals to viral rebound. To ensure patient confidentiality, each patient record was translated into a record number containing only the date, test, age, sex, zip code, and test result.

LabCorp has been an innovator in adopting many of the latest technologies to assist physicians in treating HIV patients. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction
(PCR) technology, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive PCR methods for testing hepatitis C and other infectious agents. Through its Center for Molecular Biology and Pathology, LabCorp was the first national commercial laboratory to offer polymerase chain reaction (PCR) testing for early detection of HIV infection, and is one of the few commercial laboratories offering HIV genotyping and phenotyping for resistance testing. Specialists at the Center's infectious disease laboratory focus on state-of-the-art molecular diagnostics using PCR and DNA probes to improve patient care by rapidly detecting, identifying, and quantifying pathogens. The facility maintains a team of expert professionals that specialize in a wide variety of esoteric testing services, cutting-edge research and development, education, and training in such areas as oncology, genetics, and infectious disease.

Laboratory Corporation of America-Registered Trademark- Holdings is one of the world's largest clinical laboratory testing companies, with annual revenues of $1.7 billion in 1999. Eighteen thousand employees serve more than 100,000 clients, offering more than 2,000 routine tests and esoteric diagnostic procedures.

The Company noted that each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect the Company's financial results is included in the Company's Form 10-K for the year ended December 31, 1999 and subsequent SEC filings.